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                                  Exhibit 23.2

                    [GRAY CARY WARE & FREIDENRICH LETTERHEAD]

September 18, 2003

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Aastrom Biosciences, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to Aastrom Biosciences, Inc., a Michigan corporation (the "Company"), in connection with the proposed offer and sale of those certain shares of the Company's Common Stock, $0 par value, as set forth in the Registration Statement on Form S-3 (the "Registration Statement") for the Company's Shareholder Direct Stock Purchase Plan, we hereby consent to the use of our name under the caption "Legal Matters" in the Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

Very truly yours,

/s/ GRAY CARY WARE & FREIDENRICH LLP

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